Exhibit 10.4

SECOND AMENDED AND RESTATED

WELLS TIMBERLAND REIT, INC.

2005 INDEPENDENT DIRECTORS COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. PURPOSE. The purpose of the Second Amended and Restated Wells Timberland REIT, Inc. 2005 Independent Directors Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of Wells Timberland REIT, Inc. or any of its Affiliates for service as members of the Board by providing them with competitive compensation and an ownership interest in the Stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Independent Directors to have a personal financial stake in the Company through an ownership interest in the Stock and will closely associate the interests of Independent Directors with that of the Company’s stockholders.

1.2. ELIGIBILITY. Independent Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“AFFILIATE” has the meaning given such term in the Equity Incentive Plan.

“AWARD CERTIFICATE” has the meaning given to such term in the Equity Incentive Plan.

“BASE RETAINER” means the retainer (excluding meeting fees and expenses) payable by the Company to an Independent Director pursuant to Section 5.1 hereof for service as a director of the Company, as such amount may be changed from time to time.

“BOARD” means the Board of Directors of the Company.

“CHANGE IN CONTROL” has the meaning given such term in the Equity Incentive Plan.

“CHARTER” means the articles of incorporation of the Company, as such articles of incorporation may be amended from time to time.

“CODE” means the Internal Revenue Code of 1986, as amended.

“COMMITTEE” has the meaning given such term in the Equity Incentive Plan.

“COMPANY” means Wells Timberland REIT, Inc., a Maryland corporation.

“DIRECTOR DISABILITY” means any illness or other physical or mental condition of an Independent Director that renders him or her incapable of performing as a director of the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Board, is permanent and continuous in nature. The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of an Independent Director’s condition.

“EFFECTIVE DATE” of the Plan means February 2, 2006.

“ELIGIBLE PARTICIPANT” means any person who is an Independent Director on the Effective Date or becomes an Independent Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

“EQUITY INCENTIVE PLAN” means the Wells Timberland REIT, Inc. 2005 Long-Term Incentive Plan, or any subsequent equity compensation plan approved by the Company’s stockholders and designated as the Equity Incentive Plan for purposes of this Plan.

“INDEPENDENT DIRECTOR” has the meaning given to such term in the Charter.

“PLAN” means this Wells Timberland REIT, Inc. 2005 Independent Directors Compensation Plan, as amended from time to time.

“PLAN YEAR” means the approximate 12-month period beginning with the annual stockholders meeting and ending at the next annual stockholders meeting; provided that the first Plan Year shall begin on the Effective Date and extend until the first annual stockholders meeting.

“RESTRICTED STOCK” has the meaning given to such term in the Equity Incentive Plan. The terms of Restricted Stock granted under the Plan are described in Article 6 of the Plan.

“SHARES” has the meaning given such term in the Equity Incentive Plan.

“STOCK” has the meaning given such term in the Equity Incentive Plan.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s certificate of incorporation or otherwise.

3.3. INDEMNIFICATION. Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of this Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification to which any such person may be entitled under the Company’s Charter, Bylaws, contract or Maryland law.

ARTICLE 4

SHARES

4.1. SOURCE OF SHARES FOR THE PLAN. The shares of Stock or other equity awards that may be issued pursuant to the Plan shall be issued under the Equity Incentive Plan, subject to all of the terms and conditions of the Equity Incentive Plan. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Plan with respect to Restricted Stock and any other equity awards granted pursuant hereto and any such awards shall be governed by and construed in accordance with the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the equity awards described herein.

ARTICLE 5

BASE RETAINER, MEETING FEES AND EXPENSES

5.1. BASE RETAINER. Each Eligible Participant shall be paid a Base Retainer for service as a director during each Plan Year, payable in such form as shall be elected by the Eligible Participant in accordance with Section 7.1. The amount of the Base Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Retainer for a full Plan Year shall be $18,000. The Base Annual Retainer shall be payable in approximately equal quarterly installments in advance, beginning on the date of the annual shareholders meeting; provided, however, that for the first Plan Year, the first installment shall begin on the Effective Date and be prorated based on the number of full months in such quarter after the Effective Date.

Each person who first becomes an Eligible Participant on a date other than the Effective Date or an annual meeting date shall be paid a retainer equal to the quarterly installment of the Base Annual Retainer for the first quarter of eligibility, based on the number of full months he or she serves as an Independent Director during such quarter. Payment of such prorated Base Annual Retainer shall begin on the date that the person first becomes an Eligible Participant.

5.2. MEETING FEES. Each Independent Director shall be paid a meeting fee for each meeting of the Board he or she attends, payable in such form as shall be elected by the Eligible Participant in accordance with Section 7.2. The amount of the meeting fees shall be established from time to time by the Board. Until changed by the Board, the meeting fee for attending a meeting of the Board, or a committee thereof, whether telephonically or in person, shall be as follows:

MEETING TYPE	FEE
Board Meeting, Non-Telephonic	$2,000
Committee Meeting, Non-Telephonic	$1,500
Board or Committee Meeting, Telephonic	$250
Committee Chair, Non-Telephonic Committee Meeting	$500

Meeting fees shall be payable within thirty (30) days following the date of the applicable meeting to which they relate.

5.3. TRAVEL EXPENSE REIMBURSEMENT. All Independent Directors shall be reimbursed for reasonable travel expenses (including spouse’s expenses to attend events to which spouses are invited) in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chair of the Board or the Chief Executive Officer requests the Independent Director to participate. Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 5.3 shall be limited to expenses incurred while the Independent Director serves on the Board in the capacity as an Independent Director. Such payments will be made within 30 days after delivery of the Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than the December 31 following the year in which the expense was incurred. The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year. Independent Directors’ right to reimbursement pursuant to this Section 5.3 shall not be subject to liquidation or exchange for another benefit. The Company’s reimbursement obligations pursuant to this Section 5.3 shall be limited to expenses incurred while such Independent Director is providing services as a director. Such payments will be made within thirty (3) days after delivery of an Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than December 31 of the year following the year in which the expense was incurred. Reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year and an Independent Director’s rights pursuant to this Section 5.3 shall not be subject to liquidation or exchange for another benefit.

ARTICLE 6

EQUITY COMPENSATION

6.1. INITIAL RESTRICTED STOCK GRANT. Each Independent Director initially elected or appointed to the Board prior to November 13, 2009, received an Option to purchase 2,500 shares of Stock. Subject to share availability under the Equity Incentive Plan, each Independent Director elected or appointed to the Board following November 13, 2009, shall receive, on the first date he or she is initially elected or appointed to the Board, 2,500 shares of Restricted Stock. Such Restricted Stock shall be subject to the terms and restrictions described below in this Article 6, shall be in addition to any otherwise applicable annual grant of Restricted Stock granted to such Independent Director under Section 6.2.

6.2. SUBSEQUENT RESTRICTED STOCK GRANT. Each Independent Director re-elected to the Board prior to November 13, 2009, received an Option to purchase 1,000 shares of Stock. Subject to share availability under the Equity Incentive Plan, upon re-election of an Independent Director to the Board following November 13, 2009, such director shall receive 1,000 shares of Restricted Stock. Such Restricted Stock shall be subject to the terms and restrictions described below in this Article 6.

6.3. TERMS AND CONDITIONS OF RESTRICTED STOCK. Shares of Restricted Stock shall be evidenced by a written Award Certificate, and shall be subject to such restrictions and risk of forfeiture as determined by the Board, and shall be granted under and pursuant to the terms of the Equity Incentive Plan. Unless and until provided otherwise by the Board, the Restricted Stock granted pursuant to Section 6.1 and 6.2 herein shall vest and become non-forfeitable as to one-third (1/3) of the shares on each of the first three (3) anniversaries of the date of grant; provided, however, that the shares of Restricted Stock shall become fully vested on the earlier occurrence of (i) the termination of the Independent Director’s service as a director of the Company due to his or her death, Director Disability or termination without Cause (as defined in the Equity Incentive Plan) or (ii) a Change in Control of the Company (as defined in the Equity Incentive Plan). If the Independent Director’s service as a director of the Company terminates other than as described in clause (i) of the foregoing sentence, then the Independent Director shall forfeit all of his or her right, title and interest in and to any unvested shares of Restricted Stock as of the date of such termination from the Board and such Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the Independent Director.

ARTICLE 7

ALTERNATIVE FORM OF PAYMENT FOR BASE RETAINER AND MEETING FEES

7.1. PAYMENT OF BASE RETAINER. At the election of each Eligible Participant, the Base Retainer for a given Plan Year shall be either (i) payable in cash, in equal quarterly payments payable on the date of the annual stockholders meeting (i.e., the first day of the Plan Year) and on the three, six and nine month anniversaries thereof, or (ii) subject to share availability under the Equity Incentive Plan, payable by a grant on the day following the annual shareholders meeting (the “Annual Retainer Stock Grant Date”) of a number of Shares determined by dividing the Base Retainer by a price determined by the Committee from time to time, which for 2008 shall be $9.12 (rounded up to the nearest whole share). Any Shares granted under the Plan as the Base Retainer under clause (ii) above will be 100% vested and nonforfeitable as of the Annual Retainer Stock Grant Date, and the Eligible Participant receiving such Shares (or his or her custodian, if any) will have immediate rights of ownership in the Shares, including the right to vote the Shares and the right to receive dividends or other distributions thereon.

7.2. PAYMENT OF MEETING FEES. At the election of each Eligible Participant, the Meeting Fees to be earned during a Plan Year shall be either (i) payable in cash at each meeting date or such other date(s) on which such fees are normally paid, or (ii) subject to share availability under the Equity Incentive Plan, payable by a grant on the day following each meeting date (the “Meeting Fee Stock Grant Date”) of that number of Shares determined by dividing the Meeting Fees otherwise payable on the meeting date by a price determined by the Committee from time to time, which for 2008 shall be $9.12 (rounded up to the nearest whole share). Any Shares granted under the Plan as Meeting Fees under clause (ii) above will be 100% vested and nonforfeitable as of the Meeting Fee Stock Grant Date, and the Eligible Participant receiving such Shares (or his or her custodian, if any) will have immediate rights of ownership in the Shares, including the right to vote the Shares and the right to receive dividends or other distributions thereon.

7.3. TIMING AND MANNER OF PAYMENT ELECTION. Each Eligible Participant shall elect the form of payment desired for his or her Base Retainer and Meeting Fees for a Plan Year by delivering a valid Election Form to the Board or the plan administrator prior to the beginning of such Plan Year, which will be effective as of the first day of the Plan Year beginning after the Board or the plan administrator receives the Eligible Participant’s Election Form. The Election Form signed by the Eligible Participant prior to the Plan Year will be irrevocable for the coming Plan Year. However, prior to the commencement of the following Plan Year, an Eligible Participant may change his or her election for future Plan Years by executing and delivering a new Election Form indicating different choices. If an Eligible Participant fails to deliver a new Election Form prior to the commencement of the new Plan Year, his or her Election Form in effect during the previous Plan Year shall continue in effect during the new Plan Year. If no Election Form is filed or effective, the Base Retainer and Meeting Fees will be paid in cash.

ARTICLE 8

AMENDMENT, MODIFICATION AND TERMINATION

8.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may terminate or suspend the Plan at any time, without stockholder approval. The Board may amend the Plan at any time and for any reason without stockholder approval; provided, however, that the Board may condition any amendment on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, modification or amendment of the Plan may, without the consent of an Independent Director, adversely affect an Independent Director’s rights under an award granted prior thereto.

ARTICLE 9

GENERAL PROVISIONS

9.1. ADJUSTMENTS. The adjustment provisions of the Equity Incentive Plan shall apply with respect to Restricted Stock or other equity awards outstanding or to be granted pursuant to this Plan.

9.2. DURATION OF THE PLAN. The Plan shall remain in effect until the tenth anniversary of the Effective Date, unless terminated earlier by the Board.

9.3. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

9.4. STATUS OF THE PLAN. The Plan is intended to be a nonqualified, unfunded plan of deferred compensation under the Code. Plan benefits shall be paid from the general assets of the Company or as otherwise directed by the Company. A participant shall have the status of a general unsecured creditor of the Company with respect to his or her right to receive Common Stock or other payment upon settlement of equity awards under the Plan. No right or interest in the Options shall be subject to the claims of creditors of the Independent Director or to liability for the debts, contracts or engagements of the Independent Director, or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Plan shall prevent transfers by will or by the applicable laws of descent and distribution. To the extent that any participant acquires the right to receive payments under the Plan (from whatever source), such right shall be no greater than that of an unsecured general creditor of the Company. Participants and their beneficiaries shall not have any preference or security interest in the assets of the Company other than as a general unsecured creditor.

9.5. EFFECTIVE DATE. The Plan was originally adopted by the Board on October 31, 2005 and amended and restated as of the Effective Date. The Plan was amended January 17, 2008, December 30, 2008 and April 24, 2009. The Plan was amended and restated November 13, 2009.

WELLS TIMBERLAND REIT, INC.

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